ARGENTEX MINING CORPORATION

STOCK OPTION PLAN

Adopted November 10, 2007

ARTICLE 1

PURPOSE

1.1          General Purpose. The purpose of this Plan is to promote the interests of the Employees and the Company by:

(a)	furnishing Employees with an opportunity to invest in the Company in a simple and cost effective manner;
(b)	better aligning the interests of Employees with those of the Company and its shareholders through the ownership of Common Shares of the Company.

ARTICLE 2

DEFINITIONS AND INTERPRETATIONS

2.1	Definitions. In this Plan, unless the context otherwise requires:

“Affiliate” shall have the meaning ascribed to that term in the Securities Act (British Columbia) as from time to time amended, supplemented or re-enacted;

“Associate” shall have the meaning ascribed to that term in the Securities Act (British Columbia) as from time to time amended, supplemented or re-enacted;

“Board of Directors” means the board of directors of the Company as constituted from time to time;

“Consultant” means any person engaged by the Company or any Designated Subsidiary to render ongoing management or consulting services;

“Company” means Argentex Mining Corporation and its successors;

“Designated Subsidiary” means a Subsidiary of the Company, which has not been excluded by the Board of Directors from participating in this Plan;

“Disability” means a physical or mental incapacity of a nature which the Plan Committee has determined prevents or would prevent the Employee from satisfactorily performing the duties of his or her position with the Company or any of its Designated Subsidiaries;

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“Disinterested Shareholder Approval” means, if the Company is decreasing the exercise price of stock options previously granted to Insiders, approval by a majority of the votes cast by all members at the members’ meeting called for such purpose excluding the votes attaching to shares beneficially owned by Insiders to whom Options may be granted under the Plan and their Associates. For purposes of such meeting, holders of non-voting and subordinate voting shares must be given full voting rights on the matter.

“Employee” means an individual who is considered an employee of the Company or a Designated Subsidiary of the Company under the provisions of the Income Tax Act (Canada), or an individual who works full or part time on a regular basis for the Company or a Designated Subsidiary of the Company providing services normally provided by an employee and subject to the same control and direction by the Company or the Designated Subsidiary regarding details and methods of work as an employee, and, for purposes of this Plan, shall include a Consultant, a director of the Company or a Designated Subsidiary and an officer of the Company or a Designated Subsidiary;

“Exchange” means the TSX Venture Exchange or such other stock exchange or exchanges or other trading facility or system on which the Shares of the Company may be listed or traded and if the Shares are listed or traded on more than one exchange, facility or system, for purposes of determining Market Value, “Exchange” means such exchange, facility or system on which the largest volume of trading has occurred on the relevant date or within the relevant period;

“Grant” means the grant of an Option to an Employee in accordance with Article 7 hereof;

“Insiders” means:

(a)

an insider as defined in the Securities Act (British Columbia) as from time to time amended, supplemented or re-enacted, other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary of the Company; and

(b)	an Associate of any person who is an insider by virtue of (a) above;

“Market Value” of a Share means the closing trading price for the Shares on the Exchange on the last trading day immediately prior to the date of the Grant;

“Option” means an option granted to an Employee pursuant to Article 8 hereof to purchase a prescribed number of Shares, from treasury, subject to such terms and conditions as determined by the Board of Directors and as evidenced by an Option Agreement;

“Option Agreement” means the written agreement entered into between the Company and the Employee evidencing an Option granted hereunder and setting out the terms and conditions of such Option;

“Option Period” means the period during which an Option may be exercisable;

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“Plan” means this Stock Option Plan as the same may be amended, supplemented, modified or restated and in effect from time to time;

“Plan Committee” means the committee of the Board of Directors, comprised of not less than three directors, that has been authorized and appointed by the Board of Directors from time to time to administer this Plan and, if no such committee has been authorized or appointed, the Board of Directors itself;

“Reserved for Issuance” means Shares which may be issued in the future upon the exercise of Options granted under this Plan;

“Shares” means the common shares without par value in the capital of the Company, subject to adjustment as set out in Article 10 hereof;

“Subscription Price” means the price per Share at which Shares may be purchased upon exercise of an Option; and

“Subsidiary” has the meaning ascribed to the term subsidiary in the British Columbia Business Corporations Act.

2.2          Interpretation. In this Plan, unless the context otherwise requires, the masculine gender includes the feminine gender and the singular includes the plural and vice versa.

ARTICLE 3

ADMINISTRATION

3.1	Administration of the Plan. This Plan shall be administered by the Plan Committee.

3.2          Plan Committee Action. Subject to the provisions of this Plan, the Plan Committee may make such determinations under, interpretation of, take such steps and actions in connection with and establish such rules and regulations concerning this Plan or any Grants pursuant to this Plan as it may consider necessary or advisable including, but not limited to, calculating and determine the Subscription Price of Options to be granted hereunder and issuance of Shares upon the exercise thereof.

3.3          Plan Committee Decisions Binding. All questions arising as to the interpretation of this Plan or any Grants hereunder shall be determined by the Plan Committee from time to time, and any such determination will, absent manifest error, be final, binding and conclusive for all purposes.

ARTICLE 4

LIMITATIONS ON GRANTS OF OPTIONS UNDER THIS PLAN

4.1          Plan Committee to Establish Criteria. The Plan Committee may establish such criteria and policies as it may consider fit for designating Employees who may be eligible to receive and to whom Options may be granted hereunder.

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4.2          Limitation on Grants. Subject to the provisions hereof, the following terms and conditions shall apply to all Options granted under this Plan:

(a)	a majority of the Shares Reserved for Issuance under this Plan may be reserved for Options to Insiders of the Company;
(b)	unless the Company has obtained all required regulatory approvals, including approval of the Exchange and, if required, approval of the shareholders of the Company to permit otherwise:
(i)

the number of Shares Reserved for Issuance to Insiders and Employees pursuant to this Plan together with all of the Shares reserved with respect to the Company’s other previously established stock option plans or grants may not at any time exceed 5,662,310 Shares;

(ii)

(A)         in any twelve-month period, the number of Shares issued in that period to Insiders pursuant to this Plan, together with the Company’s other previously established stock option plans or other security based compensation arrangements, shall not exceed 10% of the issued Shares; and

(B)         the number of Shares issuable to Insiders pursuant to this Plan, together with the Company’s other previously established stock option plans or other security based compensation arrangements, shall not exceed 10% of the issued Shares at any time;

(iii)

in any twelve-month period, the number of Shares represented by Grants in that period to any one person and such person’s Associates pursuant to this Plan, together with the number of Shares represented by all options granted in that period to such person and such person’s Associates with respect to all of the Company’s other previously established stock option plans or grants shall not exceed 5% of the issued Shares;

(iv)

in any twelve-month period, the number of Shares represented by Grants in that period to any one Consultant pursuant to this Plan, together with the number of Shares represented by all options granted in that period to such Consultant with respect to all of the Company’s other previously established stock option plans or grants shall not exceed 2% of the issued Shares;

(v)

in any twelve-month period, the number of Shares represented by Grants in that period pursuant to this Plan to all Employees and/or Consultants conducting investor relations activities, and/or the Associates of such Employees and/or Consultants conducting investor relations activities, together with the number of Shares represented by all options granted in that period to such Employees and/or Consultants and the Associates of such Employees and/or Consultants with respect to all of the Company’s

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other previously established stock option plans or grants shall not exceed 2% of the issued Shares; and

(vi)

all options granted to Consultants and/or their Associates performing investor relations activities on behalf of the Company must be subject to vesting provisions which shall provide that the granted options will vest in stages over a period of time which shall not be less than twelve months with each stage not being less than three months with no more than one quarter of the granted options vesting in any three month period.

ARTICLE 5

MAXIMUM NUMBER OF SHARES

5.1          Shares Subject to this Plan. The maximum number of Shares Reserved for Issuance upon exercise of Options granted pursuant to the provisions of this Plan at any time shall not exceed 5,662,310 common shares of the Company less any Shares required to be reserved with respect to any other options granted prior to the adoption and implementation of this Plan. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again been available for the purpose of this Plan. Any Options exercised shall not again be available for the purpose of this Plan.

ARTICLE 6

VESTING

5.1          Vesting Provisions. Unless approved by or permitted by the rules and regulations of the Exchange and approved by the Plan Committee, any Options granted under the Plan shall vest and may be exercisable by the Employee as follows:

(a)	25% of the Options shall vest in and be exercisable by the Employee six (6) months from the date of granting;
(b)	25% of the Options shall vest in and be exercisable by the Employee nine (9) months from the date of granting;
(c)	25% of the Options shall vest in and be exercisable by the Employee twelve (12) months from the date of granting; and
(d)	25% of the Options shall vest in and be exercisable by the Employee eighteen (18) months from the date of granting.

Save and except as aforesaid, no vesting provisions shall apply unless in any particular instance of grant, the Plan Committee determines vesting to be necessary, in which event, vesting shall be as determined by the Plan Committee.

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ARTICLE 7

TERMS AND CONDITIONS OF GRANTS

7.1          Terms and Conditions of Grants. Subject to the provisions of this Plan, the Plan Committee shall, in its sole discretion and from time to time, determine those Employees to whom Grants shall be made, the number of Shares subject to such Grants, the Subscription Price therefor, the date on which Grants are to be made and the Option Period. The Plan Committee may also:

(a)	determine, in connection with any Grant, any vesting, performance or other conditions which must be satisfied before an Option is exercisable;
(b)	approve the form or forms of and enter into Option Agreements with respect to any Grant; and
(c)	determine such other terms and conditions (which need not be identical) of any Options granted hereunder.

ARTICLE 8

OPTION AGREEMENTS

8.1         Option Agreements. Each Option covered by a Grant shall be evidenced by a written Option Agreement between the Company and the Employee, such agreement to contain such terms and conditions, not inconsistent with provisions of this Plan, as may be established by the Plan Committee, and which terms and conditions shall include the following:

(a)	the Subscription Price in respect of any Option shall not be less than the Market Value of the Shares with respect to such Grant less the any discount permitted by the policies of the Exchange;
(b)	the Option Period shall not exceed five (5) years from the date of Grant and no Option may be exercised upon the expiry of the Option Period applicable thereto;
(c)	unless otherwise set out in the Option Agreement with respect to any particular Grant, Options shall be exercisable at any time and from time to time after the Grant;
(d)

except as set out in Article 9, no Option may be exercised unless the Employee is, at the time of such exercise, an officer or director of or an Employee who has been continuously employed, elected, appointed or engaged by the Company or a Designated Subsidiary, as the case may be, since the date of the Grant provided that absence on leave with the approval of the Company or Designated Subsidiary or a change in duties or position of the Employee shall not constitute an interruption of employment for purposes of this Plan;

(e)	for Options granted to employees, management company employees and Consultants, a representation and warranty by the Company that the optionee is a

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bona fide employee, management company employee or Consultant, as the case may be;

(f)

the issuance of Shares upon the exercise of any Option shall be contingent upon satisfaction by the Employee of the terms and conditions of the Option Agreement (or other written agreement) and receipt in full by the Company of the Subscription Price for the number of Shares in respect of which the Option is being exercised in cash, by cheque, certified cheque, bank draft, wire transfer or any combination thereof;

(g)	the Option may not be assigned or transferred and shall be exercisable only by the Employee or the Employee’s legal guardian or legal representative; and
(h)

any amendment to the Option subsequent to its Grant, where the optionee is an Insider of the Company or an Affiliate of an Insider of the Company at the time of the amendment, and where such amendment has the effect of reducing the exercise price of the Option, before becoming effective, must first receive Disinterested Shareholder Approval.

ARTICLE 9

TERMINATION OF EMPLOYMENT

9.1           Termination Due to Death. All agreements representing Grants pursuant to this Plan shall provide that in the event of the death of an optionee, either while an Employee of the Company or any Designated Subsidiary, the heirs, executors or other legal representatives of the Employee may exercise any Option granted to such Employee, to the extent such option was exercisable by the Employee at the date of his death, for a period of one year following the date of death of the Employee.

9.2          Termination For Other Reasons. All agreements representing Grants pursuant to this Plan shall provide that in the event an Employee’s employment with or engagement by the Company or any Designated Subsidiary ceases or is terminated for any reason other than death, the Option shall terminate on a date determined by the Plan Committee at the time of the Grant, but in no event later than ninety days following the date of termination, or thirty days, if the Employee was engaged in investor relations activities.

9.3          No Right to Continued Employment. This Plan shall not confer upon any Employee any right with respect to their employment or continued employment or engagement by the Company or any Designated Subsidiary nor shall it interfere in any way with the right of the Company or such Designated Subsidiary to terminate any Employee’s employment at any time.

ARTICLE 10

ADJUSTMENT OR ALTERATION OF SHARE CAPITAL

10.1        Subdivision, Consolidation etc. In the event of a subdivision or consolidation of the outstanding Shares or the payment of a stock dividend thereon, the number of Shares reserved or

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authorized to be reserved under this Plan, the number of Shares issuable on the exercise of an Option and the Subscription Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Plan Committee.

10.2        Capital Reorganization, Merger etc. In the event of any reclassification, redesignation, change or other capital reorganization of the outstanding Shares (other than as set out in Section 10.1 above) or if the Company amalgamates, consolidates with or mergers with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), then upon the exercise of an Option, the Employee shall be entitled to receive and shall accept in lieu of the number of Shares he or she would otherwise be entitled to, such number or amount of Shares securities, property or cash which the Employee would have received upon such reclassification, redesignation, change or capital reorganization or amalgamation, consolidation or merger as determined by the Plan Committee as being equitable in the circumstances, as if the Employee had exercised his or her Option immediately prior to the effective date thereof and in connection therewith the Subscription Price may be adjusted as may be deemed equitable by the Plan Committee in the circumstances.

10.3        Other Changes in Capital. In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed equitable by the Plan Committee in the circumstances.

10.4        No Fractional Shares. No adjustment provided in this Article 10 shall require the Company to issue a fractional Share and the total adjustment with respect to any Option shall be limited accordingly.

10.5        No Adjustment for Cash Dividends or Rights Offerings. No adjustment to any Option shall be made pursuant to this Article 10 in respect of the payment of any cash dividend or in respect of the distribution of any other rights where the record date for such distribution is prior to the date of issuance of any Shares upon the exercise of any Option.

ARTICLE 11

AMENDMENT AND TERMINATION

11.1        Amendment, Suspension or Termination of this Plan. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation and subject to required approval. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Employee without the consent of such Employee. If the Plan is terminated, the provisions of the Plan and any administrative guidelines an other rules and regulations adopted by the Board of Directors and in force at the time of the termination of the Plan shall continue in effect during such time as any Option or any rights pursuant thereto remain outstanding.

11.2        Effect of Termination of Plan. No action by the Board of Directors to terminate this Plan pursuant to this Article 11 shall affect Grants which became effective pursuant to this Plan prior to such action.

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11.3        Amendment, Modification or Termination of Options. The Board of Directors may, with the consent of the affected Employees, amend or modify any outstanding Option in any manner to the extent that the Board of Directors would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable, subject to any required approvals.

ARTICLE 12

REGULATORY APPROVAL AND APPLICABLE LAWS

12.1        Compliance With Applicable Laws. Notwithstanding anything herein to the contrary, the Company shall not be obliged to cause any Shares to be issued or certificates evidencing Shares to be delivered pursuant to this Plan, where issuance and delivery is not, or would result in the Company not, being in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchange.

12.2        No Obligation to File Prospectus. The Company shall not be liable to compensate any Employee and in no event shall it be obliged to take any action, including the filing of any prospectus, registration statement or similar document, in order to permit the issuance and delivery of any Shares upon the exercise of any Option in order to comply with any applicable laws, regulations, rules, orders or requirements.

12.3        Condition to Issue of Shares. The Plan Committee may require, as a condition of the issuance and delivery of such Shares or certificates upon the exercise of any Option and in order to ensure compliance with any applicable laws, regulations, rules, orders and requirements that the Employee or the Employee’s heirs, executors or other legal representatives, as applicable, make such covenants, agreements and representations as the Plan Committee may deem necessary or desirable.

ARTICLE 13

GENERAL

13.1        Rights of Shareholders. An Employee entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Company upon such exercise, except to the extent a share certificate is issued therefor and then only from the date such certificate has been issued.

13.2       Withholding or Deductions of Taxes. The Company or Employer may deduct, withhold, or require an Employee, as a condition of exercise of an Option, to withhold, pay or reimburse any taxes or similar charges, which are required to be paid or withheld in connection with the exercise of any Option.

13.3        No Representation or Warranty. The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provision of this Plan.

13.4        Compliance With Applicable Law, Etc. If any provision of this Plan or any Option Agreement or other agreement entered into pursuant to this Plan contravenes any applicable law,

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rule, regulation or order, or any policy, by-law or regulation of any regulatory body or Exchange having authority over the Company, this Plan or the Employee, such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith, provided, however, that the Company shall not be responsible to pay and shall not incur any penalty, liability or further obligation in connection therewith. Subject to compliance with applicable securities legislation, and the policy, by-law or regulation of any Exchange, a Grant may be made pursuant to this Plan prior to the receipt of all necessary approvals required by such Exchange provided that the Option Agreement (or other written agreement) evidencing such Grant specifies that such Option may not be exercised, in whole or in part, unless such approvals are received.

13.5        Governing Law. This Plan will be governed by and construed in accordance with the laws of the Province of British Columbia.

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